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                                                        Exhibit 99.1

                                Contact:        Dime
                                                Franklin L. Wright
                                                212-326-6170

                                                David Neibert/Kate McDonough
                                                Gavin Anderson & Company
                                                212-373-0212

                                                North American
                                                Martin S. Hughes
                                                707-523-5049


             DIME BANKCORP, INC. TO ACQUIRE NORTH AMERICAN MORTGAGE

Definitive Agreement Announced; Dime Sets 6.9 Million Share Repurchase Program


        NEW YORK, NY - June 23, 1997 -- Dime Bancorp, Inc. (NYSE; DME) and North American Mortgage Company (NYSE: NAC) announced a definitive agreement for Dime to acquire North American, a mortgage banking company headquartered in Santa Rosa, California. Under the terms of the transaction, which will be tax free to North American stockholders, 1.37 shares of Dime common stock will be exchanged for each share of North American common stock outstanding at the time of the closing. Based on Dime's closing price on June 20, 1997, this ratio represents a value of $26.03 per share of North American common stock, for an aggregate transaction value of $374 million. In connection with the transaction, which will be accounted for as a purchase, Dime announced that its Board of Directors had approved a program to repurchase 6.9 million shares of Dime common stock, or approximately 35% of the shares to be issued in the transaction.
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        Lawrence J. Toal, President and Chief Executive Officer of Dime, said,
"This acquisition is an important building block that accelerates our strategy to transform Dime from a traditional thrift to a super-community bank in the greater New York area and a high performance mortgage banking and consumer financial services company in selected national markets. The acquisition provides Dime with a geographically diverse, multi-channel, multi-product originations network generating loans both for our portfolio and for sale in the secondary market. In addition, we believe that the combined companies' $30 billion mortgage servicing portfolio will help us achieve scale economies while generating higher levels of recurring fee income. From a financial perspective, the North American transaction is expected to be accretive to earnings on both a cash and reported basis in the first year, and at the same time, it is structured to maintain our capital management flexibility."

        "The addition of North American's experienced managers and field professionals builds upon our already strong mortgage banking team. Importantly, we also gain a national franchise, access to an established technology platform and a growing sub-prime lending program. With this acquisition, we will have strategically positioned Dime's mortgage banking business where we want it to be in terms of scale and balance. Going forward, we will be focusing on building our other key lines of business in order to achieve our objective of creating a diversified and balanced portfolio of businesses and revenue sources," added Mr. Toal.
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        John F. Farrell, Jr., Chairman and Chief Executive Officer of North
American, said, "The combination of these companies will result in a mortgage business that will be one of the most formidable production and servicing companies in the industry. North American, with its well-established national branch system, and Dime, with its broad range of proprietary loan products, are well suited to complement each other's strengths."


North American Acquisition

        The transaction is expected to close in the fourth quarter of 1997, subject to the satisfaction of certain conditions, including approval by North American's stockholders and clearance under the Hart-Scott-Rodino Act. North American has the right to terminate the agreement if the price of Dime common stock declines 20% or more (both absolutely and as compared to an index of other financial institution stocks), subject to Dime's right to provide additional shares. The agreement also grants Dime a "termination" fee of $15 million under certain specified circumstances.

        North American originates mortgage loans in 31 states through a network of 107 offices. In the twelve months ended March 31, 1997, North American originated $8.3 billion of loans and at March 31, 1997 serviced $12.5 billion of loans. On a pro forma combined basis, the two companies' last twelve month originations would rank 9th nationwide, and the combined servicing portfolio of $30 billion at March 31, 1997 would rank 21st in the nation.
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        The mortgage company will be headquartered in Tampa, Florida and will operate under the North American name in most markets and the Dime name in selected markets. Fred Koons, the Chief Executive Officer of Dime's mortgage business, will head the mortgage company. Terry Hodel, North America's President, will be Vice Chairman of the mortgage company, and Dime's Rich Mirro will be President and Chief Operating Officer.

Dime Stock Repurchase

        In connection with the North American acquisition, Dime's Board of Directors approved a program to repurchase up to 6.9 million shares of its common stock. The shares will be purchased over time at prevailing prices in the open market or in privately-negotiated transactions. Dime said that it had repurchased 4.7 million shares pursuant to its previously-announced 5% stock repurchase program.

        Dime Bancorp, Inc. is the holding company of The Dime Savings Bank of New York, FSB. At March 31, 1997, Dime had assets of $18.5 billion, deposits of $12.8 billion, and stockholders' equity of $1.1 billion. The Bank operates 90 branches in the greater New York metropolitan area and one branch in Florida. Dime originates loans in selected markets throughout the United States.

        Certain statements in this release are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements are based on Dime's and North American's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Dime and North American note that a variety of factors could cause Dime's and North American's actual results and experience to differ materially from the
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anticipated results or other expectations expressed in such forward-looking statements. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause a difference include, but are limited to, the following: (1) expected cost savings from the acquisition cannot be fully realized or realized within the expected time frame; (2) revenues following the proposed acquisition are lower than expected;
(3) costs or difficulties related to the integration of the businesses of Dime and North American are greater than expected; (4) changes in the interest rate environment reduce interest margins; and (5) general economic conditions, either nationally or in the states in which the combined company will be concentrated, are less favorable than expected. Further information which could affect the financial results of Dime after the proposed transaction is discussed in Dime's Reports on Form 10-K for the period ended December 31, 1996 and Form 10-Q for the period ended March 31, 1997 and Form 8-K as of May 9, 1997 and June 16, 1997, as filed with the Securities and Exchange Commission, to which reports reverence is hereby made.

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